UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 7, 2011

QLT Inc.
(Exact name of registrant as specified in its charter)

British Columbia, Canada	000-17082	N/A
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

887 Great Northern Way, Suite 101, Vancouver, B.C. Canada,	V5T 4 T5
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (604) 707-7000

Not Applicable
(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events.
On June 7, 2011, Robert Butchofsky, President and Chief Executive Officer of QLT Inc. (the “Company”), entered into a written trading plan in accordance with Rule 10b5-1 of the Securities Exchange Act of 1934, as amended, and applicable Canadian securities laws (the “Plan”). The Plan is an agreement between Mr. Butchofsky and a broker to sell shares of common stock of the Company that he will acquire by exercising stock options. Pursuant to the Plan, a maximum of 250,000 shares of common stock may be sold on the Toronto Stock Exchange or the Nasdaq Stock Market beginning September 7, 2011 until May 16, 2012 (the expiry date of the stock options). The stock option exercise price is Cdn$8.48 per share. The Plan expires on May 17, 2012. The Plan specifies the number of shares of common stock that may be sold at predetermined times and at prices that exceed the exercise price of the stock options, subject to the terms and conditions of the Plan.
Mr. Butchofsky entered into the Plan as part of his personal long-term investment strategy and he will have no control over the timing of the sales of shares of common stock under the Plan. The stock options subject to the Plan will expire if not exercised during the term of the Plan. The Plan is intended to comply with Rule 10b5-1 of the Securities Exchange Act of 1934, as amended, applicable Canadian securities laws and the Company’s insider trading policy. Rule 10b5-1 and applicable Canadian securities laws allow corporate insiders to establish pre-arranged written stock trading plans at a time when the insider is not aware of material, non-public information. Subsequent receipt by the insider of material, non-public information will not prevent pre-arranged transactions under the Rule 10b5-1 plan from being executed.
Mr. Butchofsky’s previous written trading plan entered into on March 30, 2010 in accordance with Rule 10b5-1 of the Securities Exchange Act of 1934, as amended, and applicable Canadian securities laws for the sale of shares of common stock of the Company upon the exercise of certain stock options, expired on March 14, 2011. The previous written trading plan applied to options to purchase 250,000 shares of common stock of the Company that expired on September 25, 2010 and options to purchase 250,000 shares of common stock of the Company that expired on March 13, 2011. No shares were sold under Mr. Butchofsky’s previous written trading plan.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

QLT INC.
Date: June 7, 2011	By:	/s/ Cameron Nelson
		Name:	Cameron Nelson
		Title:	Senior Vice President, Finance and Chief Financial Officer